Venable, Baetjer and Howard, LLP
                       including professional corporations
                     1800 Mercantile Bank & trust Building
                            Two Hopkins Plaza Plaza
                         Baltimore, Maryland 21206-2978
                       (410) 244-7400, Fax (410) 244-7742

                               September 11, 1995



Battle Fowler LLP
75 East 55th Street
New York, New York  10022

         Re:      Avalon Capital, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Avalon Capital, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock, par value $.001 per share (the "Common Stock").

         As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus and statement of additional information included in its Registration Statement on Form N-2 (File Nos. 33-90522; 811-9004) (the "Registration Statement"), substantially in the form in which they are to become effective (collectively, the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. With respect to the documents we have received, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Battle Fowler LLP
September 11, 1995
Page 2

         Based on such examination, we are of the opinion and so advise you that:

                  (1) The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

                  (2) The 10,000 presently issued and outstanding shares of Common Stock have been validly and legally issued and are fully paid and non-assessable.

                  (3) The 3,000,000 shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will be validly and legally issued and will be fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ Venable, Baetjer and Howard, LLP
667967.1